EXHIBIT 99.1

FOR IMMEDIATE RELEASE
10:00 AM PT, July 23, 2004


      HERITAGE OAKS BANCORP TO PRESENT AT THE KEEFE, BRUYETTE & WOODS, INC.
                 5TH ANNUAL COMMUNITY BANK INVESTOR CONFERENCE


Paso Robles, California, July 23, 2004- (HEOP.OB) Heritage Oaks Bancorp (the "Company") President and Chief Executive Officer, Lawrence P. Ward will make an investor presentation at the Keefe, Bruyette & Woods (KBW) 5th Annual Community Bank Investor Conference to be held July 28, 2004 through July 29, 2004 in New York, New York. The presentation by Heritage Oaks Bancorp is scheduled to begin at 8:50 AM, Eastern Standard Time on July 28, 2004 and is expected to last 20 minutes.


The Company's investor presentation at the conference will be available for viewing by live webcast and may be accessed at:


 http://customer.talkpoint.com/KEEF001/072704a_cy/agenda.asp?day=Wednesday.
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Additional information about the conference can be found at www.kbw.com. Anyone who intends to listen to the live webcast should go to the website at least fifteen minutes prior to the start of the presentation to register and to download and install any necessary software. Presentations will be archived up to 60 days following the event.


ABOUT HERITAGE OAKS BANCORP


Heritage Oaks Bancorp, a $465 million California corporation headquartered in Paso Robles, Ca. acts as the bank holding company of Heritage Oaks Bank ("Bank"). The Bank was founded in 1983 and the Company was formed in 1994. The Bank has 12 full service branch offices throughout San Luis Obispo and Northern Santa Barbara Counties. Additional information about the Heritage Oaks Bancorp may be found on the Company's website:
www.heritageoaksbancorp.com.


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Information regarding Heritage Oaks Bancorp stock may be acquired using the trading symbol of HEOP.OB or accessed on line at www.heritageoaksbancorp.com. Information may also be acquired by calling our market makers, Hoefer and Arnett at 1-800-346-5544; The Seidler Co at 1-800-288-2811; Wedbush Morgan Securities at 1-800-234-0480; Sandler O'Neill & Partners, L.P. at 1-800-635-6860 or by
Contacting Tana Eade VP, Shareholder Relations Officer at Heritage Oaks Bank.

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Bank's belief as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings. -End-